Exhibit 99.1

         Brigham Exploration Announces FY 2004 Capital Spending Plan

    AUSTIN, Texas, Feb. 19 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today the approval by its board of directors of a capital expenditure plan for 2004. Brigham plans to spend approximately $79.4 million on capital expenditures, up approximately 72% from its estimated 2003 capital expenditures.

    FY 2004 CAPITAL SPENDING PLAN

    Brigham currently plans to spud 59 new wells in 2004 with an average working interest of 42%. Brigham's 2004 total capital budget represents a 102% increase over Brigham's capital budget at the start of 2003. Brigham accelerated its capital expenditures late in 2003, and estimates its 2003 capital expenditures at approximately $47 million. Capitalizing on its prior exploration success, Brigham will allocate approximately 64% of its budgeted drilling capital expenditures on development activities. Brigham's total capital expenditure program for 2004 is as follows:


                                              (In Thousands)

     Drilling                                  $    61,432
     Net land and G&G                               11,973
     Capitalized interest and G&A                    5,535
     Other non-oil & gas                               473
          Total                                $    79,413

    Brigham will fund its spending in 2004 with cash flow from operations, its current cash balance and liquidity under its senior credit facility. The amount and allocation of actual capital expenditures will depend upon a number of factors, including the impact of oil and gas prices, variances in drilling and service costs, the timing of our drilling wells and variances in forecasted production.

    DRILLING CAPEX - ONSHORE GULF COAST

    Brigham currently plans to spend approximately $38.9 million, or 63% of its 2004 budgeted drilling capital expenditures in its onshore Gulf Coast province. The company expects to drill 25 wells in its Gulf Coast province in 2004 with an average working interest of 56%.
    Approximately 52% of the drilling capital budgeted for the onshore Texas Gulf Coast province will be spent on the development of Brigham's recent onshore Gulf Coast field discoveries. These fields include Brigham's Home Run, Triple Crown, Floyd Fault Block and Floyd South Vicksburg field discoveries, as well as Brigham's Providence Frio field discovery. Brigham expects approximately 48% of the capital to be allocated towards the testing of at least one additional high reserve potential fault block adjacent to Brigham's prior Vicksburg field discoveries and the continued drilling of our growing 3-D delineated exploration inventory in the Frio.

    DRILLING CAPEX - ANADARKO BASIN

    Brigham currently plans to spend approximately $20.8 million, or 34% of its 2004 budgeted drilling capital expenditures in its Anadarko Basin province. The company expects to drill 29 wells in the Anadarko Basin in 2004 with an average working interest of 29%.

    Approximately 90% of the drilling capital budgeted for the Anadarko Basin will be spent on the development of Brigham's prior field discoveries. These fields include Brigham's Mills Ranch Hunton Field, where Brigham expects to drill at least two development wells, and Brigham's Springer Bar Field, where the company expects to drill approximately twelve development wells. The remaining 10% will be spent exploration drilling, primarily in the company's Springer Channel focus play.

    DRILLING CAPEX - WEST TEXAS
    Brigham currently plans to spend approximately $1.7 million, or 3% of its 2004 budgeted drilling capital expenditures in its West Texas province. The company expects to drill 5 wells in its West Texas province with an average working interest of 48%. Brigham plans to continue to focus its drilling activities on its 3-D delineated exploration inventory in the Canyon Reef and Fusselman formations of the Horseshoe Atoll trend. Approximately 23% of the drilling capital expenditures budgeted for West Texas will be spent on development activities and the remainder will be allocated towards exploration drilling.

    About Brigham Exploration
    Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

    Forward Looking Statement Disclosure
    Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

     Contact:  John Turner, Manager of Finance & Investor Relations
               (512) 427-3300

SOURCE  Brigham Exploration Company
    -0-                             02/19/2004
    /CONTACT: John Turner, Manager of Finance & Investor Relations of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com /
    (BEXP)

CO:  Brigham Exploration Company
ST:  Texas
IN:  OIL
SU: